Exhibit 99.1

Bank of the Ozarks, Inc. Announces Record 2011 Earnings

LITTLE ROCK, Ark.--(BUSINESS WIRE)--January 17, 2012--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income for 2011 was a record $101.3 million, a 58.3% increase from $64.0 million for 2010. The Company has now achieved record net income in eleven consecutive years. Diluted earnings per common share for 2011 were a record $2.94, an increase of 56.4% from $1.88 for 2010.

For the fourth quarter of 2011, net income was $17.6 million, an increase of 3.8% from $16.9 million for the fourth quarter of 2010. Diluted earnings per common share for the fourth quarter of 2011 were $0.51, an increase of 4.1% from $0.49 for the fourth quarter of 2010.

The Company’s results for the full year of 2011 included gains recognized on a total of three Federal Deposit Insurance Corporation (“FDIC”) assisted acquisitions, two in the second quarter and one in the first quarter. After taxes, gains on these three acquisitions, net of acquisition and conversion costs, contributed approximately $36.1 million to net income for 2011, or approximately $1.05 to diluted earnings per common share. For the full year of 2010, the Company’s results included gains recognized on four FDIC-assisted acquisitions which, net of acquisition and conversion costs, contributed approximately $19.0 million after taxes to net income, or approximately $0.56 to diluted earnings per common share.

The Company made no FDIC-assisted acquisitions during the fourth quarter of 2011, but its results for the quarter included after-tax costs of approximately $0.47 million, or $0.01 per diluted common share, related to finalizing systems conversions and other matters for previous acquisitions. Results for the fourth quarter of 2010 included the effects of one FDIC-assisted acquisition which, net of acquisition and conversion costs, contributed approximately $4.6 million after taxes to net income, or approximately $0.13 to diluted earnings per common share.

On August 16, 2011 the Company completed a 2-for-1 stock split, in the form of a stock dividend, effected by issuing one share of common stock for each share of such stock outstanding on August 5, 2011. All share and per share information contained in this release has been adjusted to give effect to this stock split.

The Company’s returns on average assets and average common stockholders’ equity for 2011 were 2.70% and 27.04%, respectively, compared to 2.13% and 21.62%, respectively, for 2010. For the fourth quarter of 2011, annualized returns on average assets and average common stockholders’ equity were 1.80% and 16.80%, respectively, compared to 2.12% and 21.16%, respectively, for the fourth quarter of 2010.

In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, “We are very pleased with our excellent results for both the fourth quarter and the full year of 2011, which was our eleventh consecutive year of record net income. Our results for both the full year and the fourth quarter of 2011 included record net interest income, our best net interest margin as a public company, record income from service charges on deposit accounts and favorable results for asset quality.”

Loans and leases, excluding loans covered by FDIC loss share agreements (“covered loans”), were $1.89 billion at December 31, 2011, a 1.6% increase from $1.86 billion at December 31, 2010. Including covered loans, total loans and leases were $2.69 billion at December 31, 2011, a 14.8% increase from $2.35 billion at December 31, 2010.

Deposits were $2.94 billion at December 31, 2011, a 15.9% increase compared to $2.54 billion at December 31, 2010.

Total assets were $3.84 billion at December 31, 2011, a 17.3% increase from $3.27 billion at December 31, 2010.

Common stockholders’ equity was $425 million at December 31, 2011, a 32.5% increase from $320 million at December 31, 2010. Book value per common share was $12.32 at December 31, 2011, a 31.2% increase from $9.39 at December 31, 2010. Changes in common stockholders’ equity and book value per common share reflect earnings, dividends paid, stock option and stock grant transactions, and changes in the Company’s mark-to-market adjustment for unrealized gains and losses on investment securities available for sale.

The Company’s ratio of common stockholders’ equity to total assets was 11.06% as of December 31, 2011 compared to 9.79% as of December 31, 2010. Its ratio of tangible common stockholders’ equity to tangible total assets was 10.77% as of December 31, 2011 compared to 9.57% as of December 31, 2010.

NET INTEREST INCOME

Net interest income for 2011 increased 36.5% to a record $168.7 million compared to $123.6 million for 2010. Net interest margin, on a fully taxable equivalent (“FTE”) basis, was 5.84% in 2011, a 66 basis point increase from 5.18% in 2010. Average earning assets were $3.04 billion in 2011, an 18.0% increase from $2.58 billion in 2010. The increase in average earning assets in 2011 compared to 2010 was due primarily to a $549 million increase in the average balance of covered loans, partially offset by a $60 million decrease in the average balance of non-covered loans and leases and a $25 million decrease in the average balance of investment securities.

Net interest income for the fourth quarter of 2011 increased 35.0% to a record $45.8 million, compared to $33.9 million for the fourth quarter of 2010. Net interest margin, on a FTE basis, was 6.05% in the fourth quarter of 2011, an increase of 70 basis points from 5.35% in the fourth quarter of 2010. Average earning assets were $3.15 billion in the fourth quarter of 2011, a 17.0% increase from $2.69 billion for the fourth quarter of 2010. The increase in average earning assets in the fourth quarter of 2011 compared to the fourth quarter of 2010 was primarily due to a $429 million increase in the average balance of covered loans, a $25 million increase in the average balance of investment securities and a $5 million increase in the average balance of non-covered loans and leases.

NON-INTEREST INCOME

Non-interest income for 2011 was $117.1 million, a 66.5% increase from $70.3 million for 2010. Non-interest income for 2011 included total pre-tax bargain purchase gains of $65.7 million on three FDIC-assisted acquisitions. Non-interest income for 2010 included total pre-tax bargain purchase gains of $35.0 million on four FDIC-assisted acquisitions.

Non-interest income for the fourth quarter of 2011 was $13.0 million, a 30.5% decrease from $18.6 million for the fourth quarter of 2010. The Company made no FDIC-assisted acquisitions and had no bargain purchase gains in the fourth quarter of 2011. Non-interest income for the fourth quarter of 2010 included a pre-tax bargain purchase gain of $8.9 million on one FDIC-assisted acquisition.

Service charges on deposit accounts were a record $18.1 million in 2011, an increase of 19.4% from $15.2 million in 2010. This was the Company’s third consecutive year of record income from service charges on deposit accounts. For the fourth quarter of 2011, service charges on deposit accounts were a record $4.94 million, an increase of 22.8% from $4.02 million in the fourth quarter of 2010. This was the Company’s third consecutive quarter of record income from service charges on deposit accounts.

Mortgage lending income was $3.28 million in 2011, a decrease of 15.2% from $3.86 million in 2010. Mortgage lending income was $1.15 million in the fourth quarter of 2011, a decrease of 23.3% from $1.50 million in the fourth quarter of 2010.

Trust income for 2011 was $3.21 million, a decrease of 5.9% from $3.41 million in 2010. For the fourth quarter of 2011, trust income was $0.81 million, an 8.7% decrease from $0.89 million in the fourth quarter of 2010.

Income from accretion of the Company’s FDIC loss share receivable, net of amortization of the Company’s FDIC clawback payable, increased to $10.14 million in 2011 compared to $2.43 million in 2010. For the fourth quarter of 2011, income from accretion of the Company’s FDIC loss share receivable, net of amortization of the Company’s FDIC clawback payable, increased to $2.36 million compared to $1.25 million in the fourth quarter of 2010. Other loss share income increased to $6.43 million in 2011 compared to $0.60 million in 2010. Other loss share income increased to $1.50 million in the fourth quarter of 2011 compared to $0.30 million in the fourth quarter of 2010. Income from these sources increased in 2011 compared to 2010 primarily because the Company had entered into seven FDIC-assisted acquisitions as of December 31, 2011 compared to four as of December 31, 2010.

Net gains on investment securities decreased to $0.93 million in 2011 compared to $4.54 million in 2010. Net losses on investment securities were $0.06 million in the fourth quarter of 2011 compared to net gains of $0.23 million in the fourth quarter of 2010.

Net gains on sales of other assets increased to $3.74 million in 2011 compared to $0.80 million in 2010. Net gains on sales of other assets were $0.90 million in the fourth quarter of 2011 compared to $0.57 million in the fourth quarter of 2010. These annual and quarterly increases in 2011 were primarily due to increased net gains on sales of foreclosed real estate covered by FDIC loss share agreements.

NON-INTEREST EXPENSE

Non-interest expense for 2011 was $122.5 million compared to $87.4 million for 2010, an increase of 40.2%. Non-interest expense included pre-tax acquisition and conversion costs related to FDIC-assisted acquisitions of approximately $6.3 million in 2011 and approximately $3.8 million in 2010. The Company’s efficiency ratio for 2011 was 41.6% compared to 42.9% for 2010.

Non-interest expense for the fourth quarter of 2011 was $29.3 million compared to $25.3 million for the fourth quarter of 2010, an increase of 16.1%. Non-interest expense included pre-tax acquisition and conversion costs related to FDIC-assisted acquisitions of approximately $0.8 million in the fourth quarter of 2011 and approximately $1.3 million in the fourth quarter of 2010. The Company’s efficiency ratio for the fourth quarter of 2011 was 48.1% compared to 46.0% for the fourth quarter of 2010.

In addition to acquisition and conversion costs, the increases in the Company’s non-interest expense for both 2011 and 2010 included expenses attributable to the Company’s addition of offices and personnel, primarily through the FDIC-assisted acquisitions, extensive training activities associated with the Company’s acquired offices, increased expenses for loan collection, repossessions and foreclosed real estate related to the Company’s acquired portfolios and ongoing due diligence related to the Company’s FDIC-assisted acquisition opportunities. The Company had 111 offices and 1,084 full-time equivalent employees at December 31, 2011 compared to 90 offices and 881 full-time equivalent employees at December 31, 2010 and 73 offices and 722 full-time equivalent employees at December 31, 2009.

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

Loans, repossessions and foreclosed real estate covered by FDIC loss share agreements, along with the related FDIC loss share receivable, are presented in the Company’s financial reports with a carrying value equal to the net present value of expected future proceeds. At December 31, 2011, the carrying value of loans covered by loss share was $807 million, repossessions and foreclosed real estate covered by loss share were $73 million and the FDIC loss share receivable was $278 million. At December 31, 2010, the carrying value of loans covered by loss share was $489 million, repossessions and foreclosed real estate covered by loss share were $31 million and the FDIC loss share receivable was $158 million. The carrying values at December 31, 2010 have been adjusted to reflect the Company’s final valuations for assets acquired and liabilities assumed from its four FDIC-assisted acquisitions in 2010. As a result of the FDIC indemnification related to loans, repossessions and foreclosed real estate covered by loss share and the net present value method of valuing these assets, such assets are generally excluded from the Company’s computations of its asset quality ratios, except for their inclusion in total assets or where otherwise indicated.

Excluding covered loans, nonperforming loans and leases as a percent of total loans and leases decreased to 0.70% as of year-end 2011 compared to 0.75% as of year-end 2010.

Excluding covered loans and repossessions and foreclosed other real estate covered by FDIC loss share agreements, nonperforming assets as a percent of total assets decreased to 1.17% as of year-end 2011 compared to 1.72% as of year-end 2010.

Excluding covered loans, the Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases decreased to 1.56% as of December 31, 2011, compared to 2.02% as of year-end 2010.

The Company’s net charge-offs decreased to $12.8 million for the full year of 2011, compared to $15.4 million for 2010. The Company’s net charge-offs for the full year of 2011 included $12.5 million for non-covered loans and leases and $0.3 million for covered loans. There were no net charge-offs of covered loans in 2010. For the fourth quarter of 2011, the Company’s net charge-offs increased to $4.2 million, compared to $4.1 million for the fourth quarter of 2010. The Company’s net charge-offs for the fourth quarter of 2011 included $3.9 million for non-covered loans and leases and $0.3 million for covered loans.

The Company’s net charge-off ratio for its non-covered loans and leases was 0.69% for the full year of 2011, compared to 0.81% in 2010. The Company’s net charge-off ratio for all loans and leases, including both covered and non-covered loans and leases, was 0.49% for the full year of 2011, compared to 0.73% for 2010. The Company’s annualized net charge-off ratio for its non-covered loans and leases was 0.84% for the fourth quarter of 2011 compared to 0.87% for the fourth quarter of 2010. The Company’s annualized net charge-off ratio for all loans and leases was 0.62% for the fourth quarter of 2011 compared to 0.72% for the fourth quarter of 2010.

For the full year of 2011, the Company’s provision for loan and lease losses decreased to $11.8 million, including $11.5 million for non-covered loans and leases and $0.3 million for covered loans, compared to $16.0 million for non-covered loans and leases and no provision for covered loans in 2010. For the fourth quarter of 2011, the Company’s provision for loan and lease losses increased to $4.3 million, including $4.0 million for non-covered loans and leases and $0.3 million for covered loans, compared to $4.1 million for non-covered loans and leases and no provision for covered loans in the fourth quarter of 2010.

The Company’s allowance for loan and lease losses was $39.2 million, or 2.08% of total non-covered loans and leases at December 31, 2011, compared to $40.2 million, or 2.17% of total non-covered loans and leases at December 31, 2010. The Company had no allowance for covered loans at December 31, 2011 or 2010.

CONFERENCE CALL

Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CST (11:00 a.m. EST) on Wednesday, January 18, 2012. The call will be available live or in recorded version on the Company’s website www.bankozarks.com under “Investor Relations” or interested parties calling from locations within the United States and Canada may call the updated numbers of 1-800-967-7143 up to ten minutes prior to the beginning of the conference and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company’s website or by telephone by calling 1-888-203-1112 in the United States and Canada or 719-457-0820 internationally. The passcode for this telephone playback is 7604107. The telephone playback will be available through January 26, 2012, and the website recording of the call will be available for 12 months.

FORWARD LOOKING STATEMENTS

This release and other communications by the Company contain forward looking statements regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future. Actual results may differ materially from those projected in such forward looking statements due to, among other things, potential delays or other problems implementing the Company’s growth and expansion strategy including delays in identifying satisfactory sites, hiring qualified personnel, obtaining regulatory or other approvals, obtaining permits and designing, constructing and opening new offices; the ability to enter into additional FDIC-assisted acquisitions or problems with integrating or managing acquisitions; opportunities to profitably deploy capital; the ability to attract new deposits, loans, and leases or retain deposits, loans and leases; the ability to generate future revenue growth or to control future growth in non-interest expense; interest rate fluctuations, including changes in the yield curve between short-term and long-term interest rates; competitive factors and pricing pressures, including their effect on the Company’s net interest margin; general economic, unemployment, credit market and real estate market conditions, including their effect on the creditworthiness of borrowers and lessees, collateral values, the value of investment securities and asset recovery values, including the value of the FDIC loss share receivable and related assets covered by FDIC loss share agreements; changes in legal and regulatory requirements; recently enacted and potential legislation and regulatory actions, including legislation and regulatory actions intended to stabilize economic conditions and credit markets, increase regulation of the financial services industry and protect homeowners or consumers; changes in U.S. government monetary and fiscal policy; adoption of new accounting standards or changes in existing standards; and adverse results in current or future litigation as well as other factors identified in this press release or in Management’s Discussion and Analysis under the caption “Forward Looking Information” contained in the Company’s 2010 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

GENERAL INFORMATION

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK”. The Company owns a state-chartered subsidiary bank that conducts banking operations through 112 offices, including 66 Arkansas offices, 27 Georgia offices, 11 Texas offices, four Florida offices, two North Carolina offices, and one office each in South Carolina and Alabama. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

Bank of the Ozarks, Inc. Selected Consolidated Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	Quarters Ended			Years Ended
	December 31,			December 31,
	2011	2010	% Change	2011	2010	% Change
Income statement data:
Net interest income	$45,839	$33,945	35.0%	$168,734	$123,635	36.5%
Provision for loan and lease losses	4,275	4,100	4.3	11,775	16,000	(26.4)
Non-interest income	12,964	18,646	(30.5)	117,083	70,322	66.5
Non-interest expense	29,339	25,274	16.1	122,531	87,419	40.2
Net income available to common stockholders	17,570	16,931	3.8	101,321	64,001	58.3

Common stock data:*
Net income per share – diluted	$0.51	$0.49	4.1%	$2.94	$1.88	56.4%
Net income per share – basic	0.51	0.49	4.1	2.96	1.89	56.6
Cash dividends per share	0.10	0.08	25.0	0.37	0.30	23.3
Book value per share	12.32	9.39	31.2	12.32	9.39	31.2
Diluted shares outstanding (thousands)	34,712	34,296		34,482	34,090
End of period shares outstanding (thousands)	34,464	34,107		34,464	34,107

Balance sheet data at period end:
Assets	$3,839,987	$3,273,271	17.3%	$3,839,987	$3,273,271	17.3%
Loans and leases not covered by loss share	1,885,282	1,856,429	1.6	1,885,282	1,856,429	1.6
Allowance for loan and lease losses	39,169	40,230	(2.6)	39,169	40,230	(2.6)
Loans covered by loss share	806,924	489,468	64.9	806,924	489,468	64.9
Foreclosed real estate covered by loss share	72,907	31,145	134.1	72,907	31,145	134.1
FDIC loss share receivable	278,263	158,137	76.0	278,263	158,137	76.0
Investment securities	438,910	398,698	10.1	438,910	398,698	10.1
Goodwill	5,243	5,243	-	5,243	5,243	-
Other intangibles – net of amortization	6,964	2,682	159.7	6,964	2,682	159.7
Deposits	2,943,919	2,540,753	15.9	2,943,919	2,540,753	15.9
Repurchase agreements with customers	32,810	43,324	(24.3)	32,810	43,324	(24.3)
Other borrowings	301,847	282,139	7.0	301,847	282,139	7.0
Subordinated debentures	64,950	64,950	-	64,950	64,950	-
Common stockholders’ equity	424,551	320,355	32.5	424,551	320,355	32.5
Net unrealized gain (loss) on AFS investment securities included in common stockholders’ equity	9,327	(167)		9,327	(167)
Loan and lease including covered loans to deposit ratio	91.45%	92.33%		91.45%	92.33%

Selected ratios:
Return on average assets**	1.80%	2.12%		2.70%	2.13%
Return on average common stockholders’ equity**	16.80	21.16		27.04	21.62
Average common equity to total average assets	10.70	10.02		9.98	9.87
Net interest margin – FTE**	6.05	5.35		5.84	5.18
Efficiency ratio	48.09	46.01		41.56	42.86
Net charge-offs to average loans and leases**(1)	0.84	0.87		0.69	0.81
Nonperforming loans and leases to total loans and leases(1)	0.70	0.75		0.70	0.75
Nonperforming assets to total assets(1)	1.17	1.72		1.17	1.72
Allowance for loan and lease losses to total loans and leases(1)	2.08	2.17		2.08	2.17

Other information:
Non-accrual loans and leases(1)	$12,144	$13,944		$12,144	$13,944
Accruing loans and leases – 90 days past due(1)	-	-		-	-
Troubled and restructured loans and leases(1)	1,000	-		1,000	-
ORE and repossessions(1)	31,762	42,216		31,762	42,216
Impaired covered loans	1,854	-		1,854	-

* Adjusted to give effect to 2-for-1 stock split effective August 16, 2011.
** Ratios for interim periods annualized based on actual days.
(1) Excludes loans, repossessions and/or foreclosed real estate covered by FDIC loss share agreements, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Supplemental Quarterly Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	3/31/10	6/30/10	9/30/10	12/31/10	3/31/11	6/30/11	9/30/11	12/31/11
Earnings Summary:
Net interest income	$27,193	$29,729	$32,768	$33,945	$36,083	$42,476	$44,336	$45,839
Federal tax (FTE) adjustment	2,649	2,554	2,447	2,341	2,318	2,235	2,256	2,210
Net interest income (FTE)	29,842	32,283	35,215	36,286	38,401	44,711	46,592	48,049
Provision for loan and lease losses	(4,200)	(3,400)	(4,300)	(4,100)	(2,250)	(3,750)	(1,500)	(4,275)
Non-interest income	17,365	9,127	25,183	18,646	12,990	75,058	16,071	12,964
Non-interest expense	(17,471)	(21,110)	(23,565)	(25,274)	(26,192)	(35,200)	(31,800)	(29,339)
Pretax income (FTE)	25,536	16,900	32,533	25,558	22,949	80,819	29,363	27,399
FTE adjustment	(2,649)	(2,554)	(2,447)	(2,341)	(2,318)	(2,235)	(2,256)	(2,210)
Provision for income taxes	(6,944)	(3,488)	(9,878)	(6,303)	(6,004)	(28,380)	(8,220)	(7,604)
Noncontrolling interest	11	32	17	17	3	13	17	(15)
Net income available to common stockholders	$15,954	$10,890	$20,225	$16,931	$14,630	$50,217	$18,904	$17,570

Earnings per common share – diluted *	$0.47	$0.32	$0.59	$0.49	$0.43	$1.46	$0.55	$0.51

Non-interest Income:
Service charges on deposit accounts	$3,202	$3,933	$4,002	$4,019	$3,838	$4,586	$4,734	$4,936
Mortgage lending income	527	815	1,024	1,495	681	634	815	1,147
Trust income	922	794	802	888	782	803	810	811
Bank owned life insurance income	464	534	580	574	568	575	585	580
Accretion of FDIC loss share receivable, net of amortization of FDIC clawback payable	-	271	906	1,252	1,998	2,923	2,861	2,359
Other loss share income, net	-	-	295	304	971	984	2,976	1,501
Gains (losses) on investment securities	1,697	2,052	570	226	152	199	638	(56)
Gains (losses) on sales of other assets	(73)	38	267	571	407	705	1,727	899
Gains on FDIC-assisted transactions	10,037	-	16,122	8,859	2,952	62,756	-	-
Other	589	690	615	458	641	893	925	787
Total non-interest income	$17,365	$9,127	$25,183	$18,646	$12,990	$75,058	$16,071	$12,964

Non-interest Expense:
Salaries and employee benefits	$8,275	$8,996	$10,539	$12,351	$11,647	$14,817	$14,597	$15,202
Net occupancy expense	2,421	2,416	2,782	2,999	3,106	3,775	4,301	3,522
Other operating expenses	6,748	9,587	10,111	9,764	11,211	16,172	12,398	10,106
Amortization of intangibles	27	111	133	160	228	436	504	509
Total non-interest expense	$17,471	$21,110	$23,565	$25,274	$26,192	$35,200	$31,800	$29,339

Allowance for Loan and Lease Losses:
Balance at beginning of period	$39,619	$39,774	$40,176	$40,250	$40,230	$39,225	$39,124	$39,136
Net charge-offs	(4,045)	(2,998)	(4,226)	(4,120)	(3,255)	(3,851)	(1,488)	(4,242)
Provision for loan and lease losses	4,200	3,400	4,300	4,100	2,250	3,750	1,500	4,275
Balance at end of period	$39,774	$40,176	$40,250	$40,230	$39,225	$39,124	$39,136	$39,169

Selected Ratios:
Net interest margin - FTE**	4.99%	5.10%	5.31%	5.35%	5.61%	5.80%	5.90%	6.05%
Efficiency ratio	37.01	50.98	39.02	46.01	50.97	29.39	50.75	48.09
Net charge-offs to average loans and leases**(1)	0.86	0.64	0.88	0.87	0.72	0.85	0.33	0.84
Nonperforming loans and leases/total loans and leases(1)	1.02	0.87	0.90	0.75	0.77	1.09	1.22	0.70
Nonperforming assets/total assets(1)	2.68	2.12	1.85	1.72	1.62	1.39	1.45	1.17
Allowance for loan and lease losses to total loans and leases(1)	2.11	2.11	2.13	2.17	2.17	2.17	2.10	2.08
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases(1)	1.70	1.80	1.90	2.02	2.19	2.47	1.89	1.56

* Adjusted to give effect to 2-for-1 stock split effective August 16, 2011.
** Annualized based on actual days.
(1) Excludes loans, repossessions and/or foreclosed real estate covered by FDIC loss share agreements, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Average Consolidated Balance Sheet and Net Interest Analysis - FTE (Dollars in Thousands) Unaudited

	Quarters Ended December 31,						Years Ended December 31,
	2011			2010			2011			2010
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Earning assets:
Interest earning deposits and federal funds sold	$850	$3	1.32%	$766	$3	1.30	$1,609	$36	2.24%	$1,230	$18	1.50%
Investment securities:
Taxable	88,250	691	3.11	42,286	428	4.02	98,270	3,013	3.07	85,554	4,130	4.83
Tax-exempt – FTE	347,264	6,296	7.19	368,686	6,680	7.19	345,454	25,695	7.44	383,433	28,512	7.44
Loans and leases – FTE	1,877,590	29,574	6.25	1,873,057	29,138	6.17	1,830,779	113,308	6.19	1,890,357	118,163	6.25
Covered loans*	835,358	18,016	8.56	406,018	8,179	7.99	767,079	66,135	8.62	218,274	17,140	7.85
Total earning assets – FTE	3,149,312	54,580	6.88	2,690,813	44,428	6.55	3,043,191	208,187	6.84	2,578,848	167,963	6.51
Non earning assets	727,363			477,564			712,100			420,002
Total assets	$3,876,675			$3,168,377			$3,755,291			$2,998,850

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$1,592,897	$1,443	0.36%	$1,239,450	$2,192	0.70%	$1,524,082	$8,297	0.54%	$1,121,528	$8,735	0.78%
Time deposits of $100,000 or more	412,192	813	0.78	461,511	1,363	1.17	438,030	4,032	0.92	476,748	5,829	1.22
Other time deposits	529,434	1,063	0.80	427,372	1,355	1.26	569,428	5,357	0.94	392,671	5,483	1.40
Total interest bearing deposits	2,534,523	3,319	0.52	2,128,333	4,910	0.92	2,531,540	17,686	0.70	1,990,947	20,047	1.01
Repurchase agreements with customers	38,731	21	0.21	49,318	78	0.62	39,638	174	0.44	49,835	380	0.76
Other borrowings	310,175	2,739	3.50	295,699	2,713	3.64	296,195	10,835	3.66	317,796	12,146	3.82
Subordinated debentures	64,950	452	2.76	64,950	441	2.69	64,950	1,740	2.68	64,950	1,764	2.72
Total interest bearing liabilities	2,948,379	6,531	0.88	2,538,300	8,142	1.27	2,932,323	30,435	1.04	2,423,528	34,337	1.42
Non-interest bearing liabilities:
Non-interest bearing deposits	438,767			289,196			392,780			256,910
Other non-interest bearing liabilities	71,273			19,956			52,102			18,940
Total liabilities	3,458,419			2,847,452			3,377,205			2,699,378
Common stockholders’ equity	414,843			317,504			374,664			296,035
Noncontrolling interest	3,413			3,421			3,422			3,437
Total liabilities and stockholders’ equity	$3,876,675			$3,168,377			$3,755,291			$2,998,850

Net interest income – FTE		$48,049			$36,286			$177,752			$133,626
Net interest margin – FTE			6.05%			5.35%			5.84%			5.18%
* Covered loans are loans covered by FDIC loss share agreements.

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CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217